Exhibit 10.1

DAVID W. STEVENS

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 3rd day of March 2005, by and between Cascade Natural Gas Company (hereinafter referred to as the “Company”), a Delaware corporation, and David W. Stevens (hereinafter referred to as the “Executive”).

WHEREAS, the Executive will become employed by the Company in the capacity of President and Chief Executive Officer of the Company;

WHEREAS, the Company is desirous of assuring the continued employment of the Executive as a senior executive of the Company, and Executive is desirous of having such assurance.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.                                          Terms of Employment; Prior Agreements

1.1                               Employment Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, beginning on April 1, 2005 and until terminated by either party in accordance with the terms and conditions of this Agreement.

1.2                               Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or any of its Affiliates regarding the terms of Executive’s employment with the Company and/or of its Affiliates.   For purposes of this Agreement, an “Affiliate” shall mean any entity that, directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control with the Company.

Section 2.                                          Position and Responsibilities.  During the Term of this Agreement, the Executive agrees to serve as President and CEO of the Company.  In such capacity, the Executive shall have such level of duties and responsibilities as Executive may be reasonably assigned from time to time by the Board of Directors of the Company.  The Executive shall have the same status, privileges and responsibilities normally inherent for the President and CEO of the Company, including presiding at all meetings of shareholders, shall be responsible for general and active management of the business of the corporation under the direction of the Board of Directors, and shall see that all orders and resolutions of the Board are carried into effect.

Section 3.                                          Standard of Care.  During the Term of this Agreement, the Executive agrees to devote his full business time and reasonable best efforts to the business of the Company, as may be reasonably assigned from time to time by the Board of Directors of the Company.  Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chairman of the Board of Directors of the Company.  The Executive may serve on the Board of Directors or trustees of any business corporation or charitable organizations so long as such service is not injurious to the Company and is approved by the Chairman of the Board of Directors of the Company.  This Section 3 shall not be construed as preventing the Executive from holding, as a passive investor, up to two percent (2%) of the common stock of any public company.

Section 4.                                          Compensation.  As remuneration for all services to be rendered by the Executive during the Term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1                               Base Salary.  During the Term, the Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Governance, Nominating and Compensation Committee of the Board of Directors (the “Compensation Committee”); provided, however, that such Base Salary shall in no event be less than $400,000 per year (“Base Salary”).  This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

While this Agreement is in force, the Base Salary shall be reviewed at least annually, to ascertain whether, in the judgment of the Compensation Committee, such Base Salary should be increased, based primarily on the performance of the Executive during the year and on the base salary of similarly situated executives at comparable companies.  If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

4.2                               Annual Cash Incentive Compensation.  The Company shall provide the Executive with the opportunity to earn an annual cash incentive compensation payment (“Annual Cash Incentive Compensation”) under the incentive plans described in Appendix D, based upon reasonable goals and measures for the Executive, established by the Board of Directors of the Company.

4.3                               Long-Term Incentives.  The Company shall provide the Executive with the opportunity to earn a long-term incentive award by participating in the Company’s Long-Term Incentive Plan at a level described in Appendix D that is no less favorable than that provided to other senior executives of the Company.  The anticipated target award shall be 20 percent of Base Salary.  The Compensation Committee shall determine the maximum amount of award, the medium for granting the award (i.e. restricted stock or stock options) and the criteria for earning such award.

4.4                               Supplemental Retirement Benefits.  In recognition of the Executive’s agreement to move to the Seattle area from Texas in the middle of his career, the Company shall provide the Executive the opportunity to participate in a supplemental deferred compensation plan, as it may be amended from time to time, which will provide for contributions to an account for the benefit of the Executive that will be anticipated, using reasonable assumptions concerning the rate of investment return on such contributions, to provide the Executive with replacement pay at retirement equal to 55 percent of his average Base Salary, after taking into account benefits under any retirement benefits payable to the Executive under any qualified or nonqualified retirement plan sponsored by the Company or by the Executive’s prior employer and social security.  For this purpose, average Base Salary shall be the Executive’s Base Salary during the three consecutive fiscal years of the Company during which such Base Salary was highest.

4.5                               Employee Benefits.  During the Term, the Company shall provide the Executive with those qualified retirement plan benefits and welfare benefits that are, in the aggregate, substantially equivalent to and no less than those benefits that any other similarly situated senior executives of the Company are generally entitled to receive, without duplication of benefits. The Executive shall be entitled to paid time off in accordance with the standard written policy of the Company with regard to vacations of employees, and, for this purpose only, shall be treated as having completed 15 years of service with the Company.  The Company shall provide to the Executive, at the Company’s cost, the amount and type of perquisites that are, in the aggregate, substantially equivalent to those perquisites attached to this agreement as Appendix A.

4.6                               Initial Stock Grant.  As of the Executive’s first day of employment as chief executive officer of the Company, the Company shall award the Executive a combination of fully vested and restricted shares of the Company’s common stock under the Company’s 1998 Stock Incentive Plan.  Restricted shares shall be revocable until fully vested.

(a)  The number of fully vested shares shall be 5,000.

(b)  The number of restricted shares shall be 10,000.  Restricted shares shall vest if the Executive’s employment as chief executive officer does not terminate before the following dates:

(i)  One year from the date of employment (with respect to 5,000 of the 10,000 restricted shares).

(ii)  Two years from the date of employment with respect to the remaining 5,000 restricted shares.

(c)  The Executive shall be responsible for income tax and other withholding on the awarded shares in accordance with applicable tax laws and the terms of the 1998 Stock Incentive Plan.

Section 5.                                          Expenses

5.1  Reimbursable Expenses.  Subject to the rules in section 5.2, the Company shall reimburse the Executive for reasonable, ordinary and necessary business expenses actually incurred by the Executive in connection with his performance under this Agreement, including ordinary and necessary expenses incurred by the Executive in connection with travel on the Company’s business; for reasonable expenses incurred by the Executive in connection with his performance of community service in his capacity as President and Chief Executive Officer of the Company; and for reasonable expenses incurred for attendance at professional meetings and other professional education.

5.2  Documentation and Approval of Expenses.  The Executive shall account to the Company for any expenses that are eligible for reimbursement under section 5.1 in accordance with the Company’s policy.  Business expenses must be submitted at least quarterly for review and approval by the chair of the Audit Committee of the Board in accordance with and subject to the terms and conditions of the Company’s then-prevailing expense policy, as modified by the Board from time to time as it applies to the Executive.

Section 6.                                          Termination of Employment

6.1  General.  Executive’s employment may be terminated in accordance with any of the provisions set forth in this Section 6, and with the exception of the provisions of which survive the termination of this Agreement as set forth in Section 13 herein, this Agreement shall terminate upon the effective date of such termination of employment.

6.2  Termination Due to Death or Disability.

(a)                                  Executive’s employment may be terminated by the Company on account of Executive’s Disability, and shall be terminated upon Executive’s death. The Company shall have the right to terminate Executive’s employment on account of Disability if the Executive is determined to be disabled under the Company’s disability plan.  If the Executive is not covered under the Company’s disability plan, then the Executive shall be deemed to suffer from a Disability if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for ninety (90) days – whether or not consecutive – in any six-month period.

(b)                                 If the Executive’s employment is terminated due to death or Disability, the Company shall pay Executive or the Executive’s estate:  (i) his accrued but unpaid Base Salary and accrued vacation pay through the date of his termination; (ii) any unpaid Annual Incentive Compensation earned but not paid in the previous year; (iii) an amount in lieu of any Annual Incentive Compensation determined under (c); plus (iv) any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs, including but not limited to any stock incentive plans, in which he is a participant, at the times such payments are due.

(c)                                  In lieu of payment of any unpaid Annual Incentive Compensation, the Company shall pay the Executive or the Executive’s estate the greater of (i) the average Annual Incentive Compensation paid to the Executive during the two fiscal years prior to the fiscal year of his death or Disability, or (ii) the amount of the Annual Incentive Compensation that the Board of Directors determines would have been paid to the Executive if the fiscal year ended on the last business day of day the month immediately before his death or Disability based solely upon the earnings per share criterion and multiplied by a fraction, the numerator of which is the number of months in the fiscal year in which the Executive dies or becomes disabled that were completed prior to his death or Disability and the denominator of which is 12.

6.3                               Voluntary Termination by the Executive.

(a)                                  The Executive may terminate this Agreement at any time by giving the Chairman of the Board written notice of Executive’s intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination.  The termination shall become effective automatically upon the expiration of the thirty (30) day notice period.  Such notice shall also constitute the resignation by the Executive of any positions he may hold as an officer and/or director of the Company and/or its Affiliates.

(b)                                 In the event such termination is other than for Good Reason, death or Disability, the Company shall pay the Executive:  (i) his accrued but unpaid Base Salary and accrued vacation pay through the date of termination; (ii) any unpaid Annual Incentive Compensation earned but not paid in the previous year; plus (iii) any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs, including but not limited to any stock incentive plans, in which he is a participant, at the times such payments are due.  In addition, any shares that have not vested under Section 4.6 shall be forfeited.

6.4                               Involuntary Termination by the Company Without Cause.  The Company may terminate the Executive’s employment at any time by notifying the Executive in writing of the Company’s intent to terminate, effective thirty (30) calendar days following the date on which the Company delivers such notice to the Executive.  If Executive’s employment is terminated by the Company for reasons other than death, Disability or for Cause, then the Executive shall not be entitled to benefits under any Company severance plan but shall be entitled to the benefits provided below:

(a)                                  The Company shall pay the Executive an amount equal to: (i) his accrued but unpaid Base Salary and accrued vacation pay through the date of termination; (ii) any unpaid Annual Incentive Compensation earned but not paid in the previous year; (iii) any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs, including but not limited to any stock incentive plans, in which he is a participant, at the time such payments are due, (iv) 0.75 times the Executive’s Covered Compensation (as hereinafter defined) as a separation payment and (v), subject to the Executive’s compliance with Sections 6.8 and 7, a Non-Compete Payment equal to

1.25 times the Executive’s Covered Compensation as a Non-Compete Payment (“Non-Compete Payment”).

(b)           “Covered Compensation” shall mean the Executive’s annualized Base Salary plus the average of the Annual Incentive Compensation paid in the two fiscal years prior to the fiscal year in which the Executive’s termination occurs.  In the event two fiscal years have not been completed, the Annual Incentive Compensation shall be deemed to be equivalent to the entire potential cash incentive compensation payment payable to Executive pursuant to Section 4.2 for the year the Involuntary Termination Without Cause occurs.  For the period between two fiscal years and five fiscal years, the average Annual Incentive Compensation paid in the prior two fiscal years will be utilized, but in no event will this amount ever be less than 50% of the potential Annual Incentive Compensation shown in Appendix D.

(c)           As long as Executive remains in material compliance with the terms and conditions of this Agreement, the Executive shall be paid the Non-Compete Payment in twenty-four (24) equal monthly installments, with the first payment to be made within twenty (20) days of Executive’s termination in accordance with this Section 6.4, or, if required by Section 6.9, six months following Executive’s termination.  Notwithstanding anything herein to the contrary, in the event of a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement, that is not cured within thirty (30) calendar days following Executive’s receipt of written notice from the Company identifying the material breach, the Executive shall immediately forfeit his right to any and all of the remaining scheduled Non-Compete Payments set forth herein.

(d)                                 For a period of 18 months after Executive’s termination, or if less, the remainder of the term of this agreement under section 1.1, the Company shall provide the Executive and Executive’s immediate family with life and welfare benefits substantially similar to those provided from time to time to similarly situated active senior executives of the Company. The Company may satisfy its obligation under this paragraph by reimbursing the Executive for any premiums the Executive pays for continuation coverage that the Company is required to provide under section 601 of the Employee Retirement Income Security Act of 1974 and by paying to the Executive the amount of any premium that the Company would have paid on behalf of the Executive during employment.  In the event that the Employee obtains substantially similar benefits or coverage from another employer, these life and welfare benefits shall be correspondingly reduced during such period following the Executive’s termination.  Executive agrees to report any such coverage or benefits he obtains to the Company.

(e)                                  Upon approval by the Compensation Committee, any unvested stock options held by the Executive at the time of his termination shall be deemed fully vested and exercisable, and Executive shall have one (1) year from the date of his termination to exercise such stock options.  In the event and to the extent appropriate Committee approval is not obtained for the foregoing, the Company shall pay the Executive an equivalent amount in cash, as determined by the Company in its reasonable discretion using acceptable valuation methodologies such as the Black-Scholes method to value the stock options.

(f)                                    Notwithstanding any other provision of this Agreement, in the event of a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement, including the non-competition provisions set forth in Appendix C, that is not cured within thirty (30) calendar days following Executive’s receipt of written notice from the Company identifying the material breach, the Executive shall immediately forfeit his right to any and all of the remaining scheduled Non-Compete Payments described in paragraphs (a) and (c) of this Section 6.4.

6.5                               Termination for Cause.

(a)                                  The Company may terminate the Executive’s employment for “Cause.”

(i)  “Cause” shall mean (1) The Executive’s conviction, plea of “guilty” or plea of “no contest” to any crime constituting a felony in the jurisdiction in which it is committed or to any crime involving dishonesty or willful misconduct that materially injures or is likely to materially injure the Company, (2) willful violation of any significant Company policy that materially injures the Company and which violation Executive fails to cure after thirty (30) days written notice to Executive of such violation, (3) fraud, (4) consistent gross neglect of duties or wanton negligence by the Executive in the performance of his duties to the Corporation or its Affiliate, or (5) willful failure by the Executive to substantially perform (for reasons other than Disability) the Executive’s duties under Sections 2 and 3 or any other duties reasonably assigned or appropriate to the Executive’s position, which failure is not cured within thirty (30) days after written notice to Executive of such failure, or the material breach by Executive of the terms of this Agreement, which material breach is not cured within thirty (30) days after written notice to Executive of such default.

(ii)  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a written notice of termination which shall include a determination by the Board of Directors finding that, in the good faith opinion of the Board of Directors, the Executive was guilty of conduct constituting “Cause” as set forth in this paragraph and specifying the particulars thereof in detail.  The termination of employment shall be effective upon the giving of such notice in accordance with the provisions of this Section.

(b)                                 In the event of termination of the Executive’s employment for “Cause,” the Company shall pay the Executive his accrued and unpaid Base Salary through the date notice of termination is delivered to the Executive in accordance with the provisions of this Section, plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs, including but not limited to any stock incentive plans, in which he is a participant, at the times such payments are due.

6.6                               Termination for Good Reason.

(a)                                  The Executive may terminate his employment for Good Reason (as defined below) by giving the Chairman of the Board thirty (30) days’ written notice of termination, stating in reasonable detail the facts and circumstances claimed to provide a basis for such termination.  In the event of termination for Good Reason, the Company shall pay and provide to the Executive the amounts and benefits set forth in Section 6.4 hereof in the manner specified therein.

(b)                                 Good Reason shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)                                     The assignment to the Executive of any duties inconsistent with his status as President and CEO of the Company or a substantial reduction in the nature or status of the Executive’s responsibilities from those set forth in Section 2 hereof.

(ii)                                  A reduction by the Company in the Executive’s Base Salary payable under Section 4.1 hereof, as the same may be increased from time to time;

(iii)                               The Company’s requiring the Executive to be based at a location which is more than fifty (50) miles from the current principal location of the Company without the Executive’s consent;

(iv)                              The failure by the Company to continue to provide the Executive with the incentive compensation and benefits set forth in Section 4 hereof;

(v)                                 The failure by the Company to pay the Executive any portion of the Executive’s current cash compensation, when due;

(vi)                              The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 9.1 hereof; or

(vii)                           Any purported termination of the Executive’s employment which does not comply with the applicable provisions of Section 6 of this Agreement, and, for purposes of the Agreement, no such purported termination shall be effective.

Notwithstanding the foregoing, none of the events described in clauses (i) through (vii) of this Section 6.6(b) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice.

(c)                                  The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  However, the Executive’s failure to assert Good Reason within six (6) months from the time he had knowledge of the circumstance constituting Good Reason shall constitute a waiver of his right to terminate employment for Good Reason with respect to such event only.

6.7                               Voluntary Termination by the Executive, following a “Change of Control” (as defined below).

(a)                                  In the event the Executive elects to terminate his employment within one (1) year following the date of a Change of Control, the Company shall pay and provide to the Executive the amounts and benefits set forth in Section 6.4 hereof in the manner specified therein.

(b)                                 For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if and when:

(i)                                     There shall be consummated either:  (i) any consolidation or merger of the Company in which the majority of the Board of Directors are not on the continuing or surviving Board of Directors or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which each holder of the Company’s common stock immediately prior to the merger has, upon consummation of the merger, the same proportionate ownership of common stock of the surviving corporation as such holder had of the Company’s common stock immediately prior to the merger; or (ii) any sale, lease exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) or all or substantially all of the assets of the Company; or

(ii)                                  The shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

6.8                               Payments Conditioned on Waiver.  Notwithstanding any other provision of this Agreement, where a payment is due to Executive under Section 6.4, 6.6 or 6.7 hereunder, no such payments shall be made unless and until Executive (or his Estate) shall have executed a copy of a waiver and release in a form substantially similar to the form annexed hereto as Appendix “B” as modified for the actual reason of departure, provided, however, that any such waiver and release shall expressly protect all rights and benefits of Executive under this Agreement, including without limitation, the rights under Sections 6.4, 6.6 and 6.7.

6.9                               Payments.  Except as specifically provided herein, all obligations of the Company to make payments and take any actions under this Agreement shall be discharged with all reasonable promptness and in no event greater than thirty (30) days following the date upon which such obligation or action arises.  In the event that the Company determines that any payments under this Agreement are subject to the restrictions of section 409A of the Internal Revenue Code, then payment shall not made until six months from the date that the Executive’s employment terminates.  Furthermore, the time of payment of any amounts due or performance by Cascade of any obligations under Section 6.4(c), (d) and (e) shall be delayed until the Executive’s waiver and release under Section 6.8 becomes effective and enforceable.

6.10                        Limitation on Payments.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be reduced to the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary to avoid any portion of the payments or benefits being subject to the Excise Tax, then reductions shall be applied in the following types of payments in the order specified:  reduction of cash payments, reduction of employee benefits; and cancellation of accelerated vesting of stock awards.  If acceleration of vesting of stock award compensation is to be reduced, then such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

Section 7.                                          Confidentiality; Non-Competition

In consideration of his employment by the Company as chief executive officer and of the confidential information that the Executive will acquire by virtue of such employment, the Executive agrees to comply with the confidentiality and non-competition provisions of this Section 7.

7.1                               Confidentiality.  During the Term of this Agreement and thereafter for a period of five (5) years, the Executive will not directly or indirectly divulge or appropriate to his own use, or to the use of any third party, any “trade secrets” or “confidential information” (as defined in Section 7.2) of the Company or any of the Company’s Affiliates (hereinafter, the Company and its subsidiaries and affiliates shall be collectively referred to as the “Company Group”), except as may be in public domain other than by violation of the Agreement or as may be required by law.

7.2                               Trade Secrets and Confidential Information.  “Trade Secrets” as used herein means all secret discoveries, inventions, formulae, designs, methods, processes, techniques of production and know-how relating to the Company Group’s business.  “Confidential Information” as used herein means the Company’s internal policies and procedures, suppliers, customers, financial information and marketing practices, as well as secret discoveries, inventions, formulae, designs, techniques of production, know-how and other information relating to the Company Group’s business not rising to the level of a trade secret under applicable law.

7.3                               Non-Competition.  Executive acknowledges that the Company has a reasonable and legitimate business interest in protecting its Trade Secrets and Confidential Information from use by or disclosure to other individuals, companies or entities that compete with the regulated natural gas distribution and interstate transmission businesses of the Company (the “Restricted Business”).  Accordingly, the terms of the Non-Competition provisions in Appendix C shall apply.

7.4                               Injunctive Relief.   The Executive acknowledges that he will be fully able to earn an adequate livelihood for himself and his dependents if Sections 7.1, 7.2 or 7.3 should be specifically enforced against him, and that Sections 7.1, 7.2 and 7.3 merely prevent unfair competition against the Company for a limited period of time.  The Executive acknowledges that, by virtue of the Executive’s employment with the Company, the Executive will have access to and maintain an intimate knowledge of the Company’s activities and affairs, including Trade Secrets and Confidential Information and other confidential matters.  As a result of such access and knowledge, and because of the unique service that the Executive is capable of performing for the Company or one of its competitors, the Executive acknowledges that the services to be rendered by the Executive pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages.  Consequently, the Executive agrees that:

(a)  Any breach or threatened breach by the Executive of the Executive’s obligations under Sections 7.1, 7.2 or would cause irreparable injury to the Company.

(b)  The Company shall be entitled to preliminary and injunctive relief enjoining the Executive from violating such provisions, and money damages in the amount of any fees, compensation, benefits, profits or other remuneration earned by the Executive or any competitor of the Company as a result of such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctive relief.

(c)  Severance benefits under Section 6.4 paid or payable on or after the date of the breach of the Executive’s obligations under Sections 7.1, 7.2 or 7.3 shall be forfeited.  Benefits paid after the breach of the Executive’s obligations under Sections 7.1, 7.2 or 7.3 shall be added to the amount of any award in the Company’s favor.

(d)  Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy, the Company and the Executive having agreed that all such remedies shall be cumulative.

(e)  The restrictions set forth in Sections 7.1, 7.2 or 7.3 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions contained in Sections 7.1, 7.2 or 7.3. The Executive hereby consents and waives any objection to the jurisdiction over his person or the venue of any courts within the state of Washington with respect to any proceedings in law or in equity arising out of Sections 7.1, 7.2 or 7.3.  If any court of competent jurisdiction shall hold that any of the restrictions contained in Sections 7.1, 7.2 or 7.3 is unreasonable as to time, geographical area or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.

Section 8.                                          Indemnification

The Company hereby covenants and agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Executive fully, completely and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations under the terms of this Agreement.

Section 9.                                          Assignment

9.1                               Assignment by the Company.  This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any successor shall be deemed substituted for the “Company” for all purposes under this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company.  Except as herein provided, this Agreement may not be assigned by the Company.

9.2                               Assignment by Executive.  This Agreement shall inure to the benefit and be enforceable by the Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributes, devisees and legatees.  If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, in the absence of such designee, to the Executive’s estate.

Section 10.                                   Dispute Resolution and Notice

10.1                        Arbitration.  Subject to Section 7.4, any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles of the location of his employment with the Company, in accordance with the rules of the mutually agreed Arbitration Panel selected.  In the event mutual agreement cannot be obtained relating to the Arbitration Panel or its procedures, the parties agree to utilize a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles of the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  In the event an arbitration proceeding is filed, the costs of arbitration shall be born solely by the Company. In addition, the Company shall be solely responsible for all of its legal and other expenses associated with any dispute or arbitration.   Executive shall have the authority, in his sole discretion, to hire counsel to represent the Executive in connection with any dispute arising out of this Agreement or in such arbitration proceeding at his sole expense.  Notwithstanding anything to the contrary contained herein, the Executive will only be responsible for his legal and associated expenses associated with any dispute or arbitration up to a total amount of $25,000.  Any reasonably incurred amounts in excess of this would be paid by the company as incurred by the Executive.

10.2                        Notice.  For the purpose of this Agreement, any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight delivery service (such as, but not limited to, Federal Express), to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices, to the attention of the Chairman of the Board.

Section 11.                                   Miscellaneous

11.1                        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.2                        Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

11.3                        Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

11.4                        Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.5                        Tax Withholding.  The Company may withhold from any benefits payment under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.6                        Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement in the event of Executive’s Death or Disability.  The Executive may make or change such designation at any time.

Section 12.                                   Governing Law

To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Washington, without regard to conflicts of law principles.

Section 13.                                   Survival of Termination

Sections 6 (as applicable to the circumstances for termination), 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement.

Section 14.                                   The Company represents and warrants that Larry Pinnt is duly authorized to bind the Company and authorized to execute this agreement on behalf of Company.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.

CASCADE NATURAL GAS COMPANY

EXECUTIVE

By:	/s/ Larry Pinnt	/s/ David W. Stevens
	Larry Pinnt, Chairman	David W. Stevens

APPENDIX A

Perquisites for Chief Executive Officer

In addition to the compensation describe in the employment agreement, the Company shall provide the Executive with the following additional perquisites:

1.  Relocation Allowance.  The Company shall pay the Executive a relocation allowance that shall consist of the following:

a.  Reasonable closing costs in connection with the sale of the Executive’s residence at the date of the agreement and in connection with the purchase of a replacement residence in the greater Seattle area within 18 months of employment

b.  A monthly living allowance of up to $2,000 for a period of six (6) months from the Executive’s date of hire, payable to the Executive or the Executive’s landlord to cover actual living expenses during the Executive’s move from Austin, Texas to the Seattle area.  Payment of any living expenses in excess of $2,000 per month requires approval of the Chairman of the Board.

c.  Reasonable costs of moving the Executive’s household furnishings from Austin, Texas to the Seattle area in an amount not to exceed $ 25,000 without prior approval by the Chairman of the Board of Directors.

d.  The cost of airfare and reasonable accommodations in the Seattle area for the Executive and his family to cover the cost of looking for a replacement residence for up to four (4) separate visits.

e.  The cost of round-trip airfare between Seattle and Austin for two trips per month for a period of up to 6 months to allow the Executive the opportunity to spend time with his family prior to his family’s move to Seattle.

2.  Agreed that any flight over 3 hours should be booked as first class recognizing the current cost of tickets.

3.   Miscellaneous Allowance.  The Company shall provide the Executive with a monthly allowance of $1,500 to provide for the lease or purchase of a car, payment of club dues and other such expenses.  In addition, the Company will pay the initiation fee for the Stevens’ family to join the Bellevue Athletic Club.  The Executive shall not be required to document any such expenditures but will responsible for all taxes (including required tax withholding) on such allowance.  The Company agrees that Executive will be reimbursed for approved business related mileage at the prevailing IRS rate of reimbursement.

4.  The Executive will take the standard new employee physical tests at company expense.

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APPENDIX B

Required Release of Claims

AGREEMENT AND GENERAL RELEASE

Cascade Natural Gas Corporation (“Cascade”) and Executive, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement and General Release as “Executive”), agree:

1.                                      Last Day of Employment.  Executive’s last day of employment with Cascade will be                              .

2.                                      Consideration.  In consideration for signing this fully executed original Agreement and General Release and in compliance with the promises made herein, Cascade agrees to provide the payments and other benefits described in Section 6.4 of the Executive’s employment agreement with Cascade to Executive after receiving the original of this fully executed Agreement and General Release and the original letter from Executive in the form attached hereto as Exhibit ”A.”  Executive acknowledges that he would not otherwise receive this consideration but for signing this Agreement and General Release.

3.                                      General Release of Claims.  Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Cascade, its parent corporation, affiliates, subsidiaries, divisions, successors, predecessors and assigns and the current and former employees, attorneys, insurers, partners, owners, officers, directors, shareholders, agents thereof, the employee benefit plan for Cascade, plan fiduciaries and plan administrators (whether internal or external), (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                  Title VII of the Civil Rights Act of 1964, as amended;

•                  The Civil Rights Act of 1991;

•                  Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                  The Employee Retirement Income Security Act of 1974, as amended;

•                  The Immigration Reform and Control Act, as amended;

•                  The Americans with Disabilities Act of 1990, as amended;

•                  The Workers Adjustment and Retraining Notification Act, as amended;

•                  The Occupational Safety and Health Act, as amended;

•                  The Sarbanes-Oxley Act of 2002;

•                  The Family Medical Leave Act, as amended to the extent permitted by law;

•                  The Equal Pay Act, as amended;

•                  Washington Law Against Discrimination, as amended, RCW 49.60 et seq.;

•                  The National Labor Relations Act;

•                  The Age Discrimination in Employment Act of 1967, as amended;

•                  The Older Workers Benefit Protection Act;

Executive’s initials

•                  The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law;

•                  Any provision of Title 49 of the Revised Code of Washington;

•                  The Washington Minimum Wage Law, as amended, to the extent permitted by law;

•                  Any provision of Title 296 of the Washington Administrative Code;

•                  Any claim for failure to pay wages, bonuses, or commissions, including any claim for liquidated or double damages, to the extent permitted by law;

•                  The Industrial Insurance Act of Washington, as amended, to the extent permitted by law;

•                  The Washington Consumer Protection Act, RCW 19.86 et seq.;

•                  Any claim under a Collective Bargaining Agreement;

•                  Any claim for negligent misrepresentation, intentional misrepresentation or fraud;

•                  Any claim for intentional injury, intentional infliction of emotional distress, negligence, negligent infliction of emotional distress, negligent hiring, supervision or retention, or defamation;

•                  Any claim for disparate impact on any basis;

•                  Any claim for discrimination, harassment, failure to accommodate or retaliation;

•                  Any public policy, contract, tort, or common law, including but not limited to claim(s) for wrongful termination in violation of public policy, wrongful termination for any reason, or constructive discharge;

•                  Any claim for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances;

•                  Any claim for breach of contract, including but not limited to an employment contract;

•                  Any claim for violation of any legal or equitable duty of good faith and fair dealing;

•                  Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

Notwithstanding the foregoing, the release set forth in this section shall not apply to any vested benefits accrued by Executive prior to the effective date of this Agreement under any compensation or benefit plan maintained by Cascade for the benefit of its employees that is subject to section 203 of ERISA or to any claims for payments described in Section 2 of this Agreement and General Release and Section 6.4 of Executive’s employment agreement with Cascade.

4.                                      Indemnity.  In the event of any claims against Executive that may arise out of his employment, Cascade will in good faith, defend, indemnity and hold harmless Executive in the same manner and to the same extent that it would any officer then in the employ of Cascade and only to that extent.

5.                                      Non-Disparagement Obligation.  Executiveshall not defame, disparage or demean Cascade or any director, officer, employee or agent of the same in any manner whatsoever; and directors and officers of Cascade shall not defame, disparage or demean Executive in any manner whatsoever.  This paragraph shall not preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process.  As a material portion of this Agreement and General Release, Executiveagrees that he will not appear as a witness in any matter adverse to Cascade except under subpoena and will not provide any consultative services that are adverse to Cascade in any way.  Executive also agrees that if he is at any time requested to provide information, whether by subpoena or otherwise, in any matter involving or affecting Cascade in which Executive was involved during his tenure as an employee, Executive will (1) notify Cascade as soon as practicable, but in any event before providing the requested information; and (2) provide Cascade the opportunity to participate in any meeting or proceeding to provide such information.

6.                                      Affirmations.

6(a).                        Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Cascade in any forum or form.

6(b).                        Executive further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may currently be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are currently due to him, except (1) for previously accrued paid time off, (2) for payments described in section 6.4 of the Executive’s employment agreement with Cascade, and (3) as provided in this Agreement and General Release.

6(c).                        Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

7.                                      Taxation.  If any taxing authority determines that any portion of the [per agreement] is taxable, Executive agrees to pay all taxes, penalties, and interest assessed and to hold harmless and indemnify Cascade for all amounts assessed.  Releasees make no representation as to the taxability of the amounts paid to Executive.

8.                                      Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of Washington State without regard to its conflict of laws provision.  In the event Executive or Cascade breaches any provision of this Agreement and General Release, Executive and Cascade affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9.                                      Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of all parties wherein specific reference is made to this Agreement and General Release.

10.                               Revocation.  Executive may revoke this Agreement and General Release for a period of seven calendar days following the day he executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to Larry Rosok and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Larry Rosok or the designee of Rosok, or mailed and postmarked within seven calendar days of execution of this Agreement and General Release to:

Mr. Larry Rosok

222 Fairview Avenue

Seattle, WA  98109

This Agreement and General Release shall not become effective or enforceable until the revocation period has expired and a letter in the form attached as Exhibit ”A,” dated and signed no sooner than eight days after Executive dates and signs this Agreement and General Release, is received by Larry Rosok.  If the last day of the revocation period is a Saturday, Sunday or legal holiday in Washington State, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

                                               11.                                                        Entire Agreement.  This Agreement and General Release together with the Section 6 (as applicable to the circumstances for termination) and Sections 7, 8, 9, 10, 11, and 12 of Executive’s employment agreement with Cascade which are fully incorporated herein, sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligations of Releasees to Executive, except Executive’s rights under sections 6.4, 6.6 and 6.7 of the Executive’s employment agreement with Cascade.  Executiveacknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

12.                               Counterparts and Facsimile Signatures.  This Agreement and General Release may be executed in counterparts, and, as executed, shall constitute one agreement.  A facsimile signature shall be considered the same as the original, provided that the original signature page is delivered within ten days.

EXECUTIVE HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HEREBY IS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD.

HAVING HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, AND HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS DOCUMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST CASCADE AND/OR RELEASEES.

IN WITNESS WHEREOF, Executive hereto knowingly and voluntarily executes this Agreement and General Release as of the date set forth below:

Dated:
Executive

Dated:
Larry Rosok
For Cascade Natural Gas Corporation

EXHIBIT A

Mr. Larry Rosok

Cascade Natural Gas Corporation

222 Fairview Avenue

Seattle, WA  98109

Re:                               Agreement and General Release

Dear Mr. Rosok:

On                (date), I executed an Agreement and General Release between myself and Cascade Natural Gas Corporation.  I was advised by Cascade in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven calendar days have elapsed since I executed the above-mentioned Agreement and General Release.  I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release.  Therefore, in accordance with the terms of the Agreement and General Release, I hereby request payment of the monies described in Paragraph “2” of that Agreement.

Dated this       day of               , 2005.

Very truly yours,

Executive

NOTICE:  Per paragraph 10 of the Release, DO NOT SIGN THIS LETTER, until eight days after you have signed the Agreement and General Release

APPENDIX C

Non-Competition

(a) In the event that the Executive’s employment terminates for any reason, and in consideration of the initial employment of the Executive and of the Non-Compete Payment (as defined in Section 6.4(a)) to Executive set forth in this Agreement and in order to protect the Company’s Confidential Information and Trade Secrets from intentional or inadvertent disclosure to or use by a competitor, Executive agrees that in the specified Geographical Area (as that term is hereinafter defined) for a period of two (2) years after the Termination Date, Executive will not alone, or in any capacity with another firm, corporation, institution, individual or other entity:

(i) directly or indirectly engage in the Restricted Business (as defined in Section 7.3) in the Specified Geographic Area, nor will Executive become a significant investor in or a principal, officer, director, employee, representative or agent of any venture or enterprise of whatever kind that is engaged in the Restricted Business within the Specified Geographic Area (except as a passive investor in publicly held companies) provided that, nothing in this Section shall restrict the Executive’s employment by or association with any entity, venture or enterprise which engages in the Restricted Business in the Specified Geographic Area so long as the following conditions are complied with: (A) the Executive’s employment or association with such entity, venture or enterprise is limited to work which is not part of the Restricted Business of such entity; (B) the Executive’s employer takes all reasonable measures to ensure that the Executive is not involved with or consulted in any aspect of developing, marketing or servicing of such Restricted Business; and (C) the Executive, prior to accepting employment with any new employer, (for which the Executive has a reasonable belief that his new position is or may be contrary to this Agreement) informs that employer of this Section of the Agreement and provides that employer with a copy of this Section of the Agreement,

(ii) directly interfere or attempt to interfere with the Company’s relationships with any of its current customers or suppliers,

(iii) directly or indirectly through others, induce, encourage or solicit, or attempt to induce, encourage or solicit, any employee of the Company, or its Affiliates, to terminate the employee’s employment with the Company or Affiliate (it being understood that, e.g., newspaper advertisements and other similar general solicitations or hiring an employee of the Company who has already ceased employment with the Company shall not be a violation of this provision), or

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(iv) unless otherwise required by law or agreed to in writing by Company or in connection with generic proceedings not specifically targeting the Company, directly or indirectly through others, provide testimony or consulting advisory services to or for any (i) current customer or supplier of the Restricted Business of the Company, (ii) competitor of the Restricted Business of the Company in the Geographic Area, or (iii) intervenor, federal agency, public utility commission, division or any governmental agency in or for, with respect to any of clauses (i), (ii) or (iii) above, a proceeding, docket or investigation that directly affects the Restricted Business of the Company and/or in a proceeding which the Company is a participant, in the case of each of the foregoing within the Specified Geographic Area.

(b) ”Specified Geographic Area” shall mean any city, town, municipality or environs in which the Company provides the Restricted Business as of or immediately prior to the Termination. It is understood that the Specified Geographical Area set forth in this Section 7.3 is divisible so that if this Section 7.3 is found to be invalid or unenforceable in an included geographical area, that area shall be severable and this Section 7.3 shall remain in effect for the remaining included geographical areas in which this Section is valid.

(c) Executive agrees that the limitations imposed in this Section 7.3 as to duration of restrictions, geographical area, and/or scope of activity to be restrained are reasonable and not greater than necessary to protect the Company’s Trade Secrets and Confidential Information and its legitimate business interests. Executive further agrees that the non-competition provisions of this Agreement are valid, enforceable and are ancillary to an otherwise enforceable agreement. In the event that, notwithstanding the foregoing, any of the provisions of this Section 7.3 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 7.3 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

(d) For each new job or position with a company or entity in the regulated natural gas business in the specified Geographic Area or that sells or supplies such products and/or services, in the specified Geographic Area, that the Executive accepts during the two (2) year period following the Termination Date, Executive shall disclose in writing the identity of the new employer and the new job duties of the Executive. Executive shall provide such information to the Company within ten (10) business days of Executive’s acceptance of such position or job. The Company shall keep all such information confidential and not disclose such information to any third party.

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APPENDIX D

Officer Incentive Plans

SHORT TERM INCENTIVES:

1.                 Key Performance Plan:

a.               Grade 9 managers and above are eligible to participate.

b.              The Company will set aside a bonus pool from which individual payouts are made that will generally equal a percentage from 0 to 200% (the “Funding Percentage”) of the sum of the Midpoint Payouts established for all eligible employees.  The percentage of Midpoint Payouts set aside in the bonus pool is based on the extent to which the Company’s earnings per share (“EPS”) for a fiscal year meets or exceeds a set target.

c.               Individual payouts to eligible participants are made out of the bonus pool and are based on the following factors:

i.                  70% of the Midpoint Payout for the individual times the Funding Percentage determined under (b)

ii.               30% of the Midpoint Payout for the individual times the Funding Percentage times the percentage (not to exceed 200%) of Key Performance Goals achieved by the individual

d.              The Midpoint Payout as a percentage of base pay is;

i.                  CEO 50%.  (Payout range from 0-100% of base pay.)

ii.               CFO and COO 45%

iii.            Senior Vice Presidents 25%

iv.           Other Officers 20%

v.              Other managers from 10% to 4%.

e.               In no event will the sum of all awards exceed the bonus pool.  Individual awards shall be reduced pro rata to the extent necessary to avoid paying more than the bonus pool.  Any amount remaining in the bonus pool after payment of individual awards reverts to the Company’s general fund.

2.                 Team Incentive Plan:

a.               All salaried employees are eligible to participate.

b.              The Company will set aside a bonus pool from which individual payouts are made that will generally equal a percentage from 0 to 200% % (the “Funding Percentage”) of the sum of the Midpoint Payouts established for all eligible employees.  The percentage of Midpoint Payouts set aside in the bonus pool is based on the extent to which the Company’s earnings per share (“EPS”) for a fiscal year meets or exceeds a set target.

c.               Individual Payouts are made out of the bonus pool and are based on the following performance factors:

i.                  Payouts are determined by five operating performance measures described in the plan.

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ii.               Payouts to regional employees are based on the performance of their region.

iii.            Payouts to General Office employee are based on total company performance.

d.              The amount paid out to any eligible employee shall be equal to Funding Percentage times Midpoint payout times the percentage (not to exceed 200%) of the five operating measures achieved for the region (or General Office) where the individual is employed.

e.               Payout as a percentage of base pay ranges from 0-8%.

i.                  Midpoint payout is 4% of base pay

ii.               Employees with a performance rating of “3” or greater receive 100% of the award.

iii.            Performance ratings at or below 2.8 receive no award.

f.                 In no event will the sum of all awards exceed the bonus pool.  Individual awards shall be reduced pro rata to the extent necessary to avoid paying more than the bonus pool.  Any amount remaining in the bonus pool after payment of individual awards reverts to the Company’s general fund.

Summary of short term incentives:  Potential ranges from —0% to 108% of base salary for CEO.

LONG TERM INCENTIVE PLAN:

The Stock Incentive Plan includes the following features:

•                  Specific grants of stock options (or similar equity-based grants) by Board of Directors from time to time.

•                  The target award for the chief executive officer shall have a value of 20 percent of base pay.

•                  Specific grants shall be based on achieving performance targets established in advance by the Board of Directors

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